UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 8, 2019

(Exact name of Registrant as Specified in its Charter)

001-35368
(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
33 Kingsway
London, United Kingdom
WC2B 6UF
(Address of Principal Executive Offices)
44 207 632 8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2019, Pascale Meyran, Senior Vice President, Chief Human Resources Officer of Capri Holdings Limited (the “Company”) decided that she will leave the Company effective September 21, 2019 (the “Separation Date”) in order to begin a new career as an executive coach. The Company intends to commence a search for Ms. Meyran’s replacement. Ms. Meyran will remain a consultant for the Company through June 30, 2020 in order to assist the Company in transitioning the role of Chief Human Resources Officer.

In connection with Ms. Meyran’s separation of service from the Company, and pursuant to a written Agreement and General Release between Michael Kors (USA), Inc. and its affiliates (including the Company) and Ms. Meyran (the “Separation Agreement”), the Company agreed to pay Ms. Meyran severance consistent with the terms of her employment agreement. Specifically, Ms. Meyran will receive a lump sum severance payment in the gross amount of US$500,000 (less applicable tax withholdings and other payroll deductions) within 30 days of the Separation Date. The Separation Agreement contains customary waivers, releases, confidentiality and non-disparagement provisions. Ms. Meyran’s obligation not to compete with the Company for one year after the Separation Date and her agreement not to hire, for a two-year period following the Separation Date, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention also remain operative under the terms of the Separation Agreement.

The foregoing summary of the Separation Agreement is only a summary and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRI HOLDINGS LIMITED
Date: July 11, 2019
	By:	/s/ Krista A. McDonough
	Name:	Krista A. McDonough
	Title:	Senior Vice President, General Counsel